SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                            -------------------------


                                    FORM 8-K

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                             -----------------------


                 Date of Report
                 (Date of earliest
                 event reported):      February 20, 2001

Commission         Name of Registrant, State of Incorporation,                              IRS Employer
File Number        Address of Principal Executive Offices and Telephone Number     Identification Number
-----------        -----------------------------------------------------------     ---------------------
1-9894             ALLIANT ENERGY CORPORATION                                                39-1380265
                   (a Wisconsin corporation)
                   222 West Washington Avenue
                   Madison, Wisconsin 53703
                   Telephone (608) 252-3311

0-4117-1           IES UTILITIES INC.                                                        42-0331370
                   (an Iowa corporation)
                   Alliant Energy Tower
                   Cedar Rapids, Iowa 52401
                   Telephone (319) 398-4411

This joint Form 8-K is separately filed by Alliant Energy Corporation and IES Utilities Inc.

Item 5.           Other Events and Regulation FD Disclosure.
------            -----------------------------------------

          On February 20, 2001 Alliant Energy Corporation ("AEC") and IES Utilities Inc., an operating public utility and a subsidiary of AEC ("IESU"), reported the following information with respect to IESU and Interstate Power Company, a Delaware corporation, an operating public utility and a subsidiary of AEC ("IPC").

                          Summary Operating Statistics

          As of December 31, 2000, IESU furnished retail electric service to approximately 347,000 customers in 525 cities, villages and towns. IESU also supplied wholesale electric service to five customers. During the nine-month period ended September 30, 2000, IESU derived its electric operating revenues from the following types of customers:

         o        residential -  37%
         o        commercial -  28%
         o        industrial -  29%
         o        sales for resale -  4%
         o        other -  2%.

          The maximum net hourly peak load on IESU's electric system in the year ended December 31, 2000 was 2,067 megawatts. At the time of the peak load on IESU's system, IESU had the capacity to provide up to 2,143 megawatts of electricity, including 1,916 megawatts of generated capacity and 227 megawatts of purchased capacity under contract. During 2000, IESU's net kilowatt-hour sources of electricity consisted of the following:

         o        coal and gas - 55%
         o        nuclear - 26%
         o        purchases - 18%
         o        other - 1%.

          As of December 31, 2000, IESU provided retail natural gas service to approximately 182,000 customers in 212 cities, villages and towns. During the nine-month period ended September 30, 2000, IESU derived its gas operating revenues from the following types of customers:

         o        residential - 60%
         o        commercial - 29%
         o        industrial - 8%
         o        transportation and other - 3%.


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
                               Recent Developments

          The following information for the year ended December 31, 2000 has been derived from IESU's and IPC's preliminary unaudited results of operations.

          IES Utilities. IESU's earnings available for common stock increased 12.2% to $73.5 million on operating revenues of $876.0 million for the year ended December 31, 2000 compared to earnings available for common stock of $65.5 million on operating revenues of $800.7 million for the year ended December 31, 1999. IESU's operating income increased 3.9% to $167.8 million, or 19.2% of operating revenues, for the year ended December 31, 2000 compared to $161.5 million, or 20.2% of operating revenues, for the year ended December 31, 1999. The increase in IESU's earnings available for common stock and its operating income was primarily due to reduced other operation and maintenance expenses, higher electric and gas margins and lower tax expense. Those changes were partially offset by higher depreciation and amortization expense. Higher interest income, largely due to a tax settlement realized in 2000, also contributed to the increase in earnings available for common stock.

          Interstate Power Company. IPC's earnings available for common stock decreased 7.7% to $26.2 million on operating revenues of $358.0 million for the year ended December 31, 2000 compared to earnings available for common stock of $28.4 million on operating revenues of $342.1 million for the year ended December 31, 1999. IPC's operating income decreased 7.5% to $56.8 million, or 15.9% of operating revenues, for the year ended December 31, 2000 compared to $61.4 million, or 17.9% of operating revenues, for the year ended December 31, 1999. The decrease in IPC's earnings available for common stock and operating income was primarily due to increased other operation and maintenance expenses, higher depreciation and amortization expense and lower gas margin. Those changes were partially offset by higher electric margin. The changes' effect on earnings available for common stock was also partially offset by reduced income tax expense.

          Pro Forma. The pro forma combined earnings available for common stock of IESU and IPC, giving effect to the proposed merger, increased 6.2% to $99.7 million on pro forma combined operating revenues of $1,234.0 million for the year ended December 31, 2000 compared to pro forma combined earnings available for common stock of $93.9 million on pro forma combined operating revenues of $1,142.8 million for the year ended December 31, 1999. Pro forma combined operating income increased 0.8% to $224.6 million, or 18.2% of pro forma combined operating revenues, for the year ended December 31, 2000 compared to $222.9 million, or 19.5% of pro forma combined operating revenues, for the year ended December 31, 1999.


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
                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, Alliant Energy Corporation and IES Utilities Inc. duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on February 20, 2001.


ALLIANT ENERGY CORPORATION
Registrant

By: /s/John E. Kratchmer
------------------------       Corporate Controller and Chief Accounting Officer
John E. Kratchmer              (Principal Accounting Officer)


IES UTILITIES INC.
Registrant

By: /s/ John E. Kratchmer
-------------------------      Corporate Controller and Chief Accounting Officer
John E. Kratchmer              (Principal Accounting Officer)



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